Exhibit 10.7

Primo Water Corporation
2012 Executive Incentive Plan

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Purpose of Plan

This Executive Incentive Plan (the “Plan”) is established to assist Primo Water Corp. (the “Company”) in creating equitable compensation for key employees.  The Plan is adopted in accordance with and will be subject to the Company’s 2010 Omnibus Long- Term Incentive Plan (the “Omnibus Plan”).  The Plan is intended to incent performance with a mix of cash and/or equity:

•	Award - Provide an opportunity for annual cash/equity award subject to both performance and service conditions
•	Motivate teamwork among all key employees

Award Formula

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Award issuance based on Company and employee specific performance as recommended by the CEO and as finally determined and approved by the Compensation Committee in its sole discretion.  Company performance shall be evaluated based on Company achievement of $14.9M in Adjusted EBITDA.

o	Target award levels are based on a percentage of base salary and position and the Company’s achievement of the Adjusted EBITDA target:

Target Adjusted EBITDA: $14.9M	90% of Target Adjusted EBITDA	100% of Target Adjusted EBITDA	110% of Target Adjusted EBITDA	120% of Target Adjusted EBITDA
VP	10%	20%	30%	40%
SVP	20%	40%	60%	80%
CEO	30%	60%	100%	150%

o	Awards would be a combination of cash, restricted stock/restricted stock units and/or options, in the sole discretion of the Compensation Committee

▪	Options will be valued using a Black-Scholes model

Calculation of Awards and Other Terms and Conditions:

•
Awards will be calculated after year-end financial results are known, generally after completion of the audited financial statements. Adjusted EBITDA as defined in the Company’s then current credit agreements

•	Award is dependent on the Company being in compliance (including via waiver) with all applicable loan agreements, as such may be amended.

•	The Compensation Committee shall review and approve equity awards at its first meeting following the calculation of the award.

•
Equity awards may be subject to additional conditions or vesting requirements, including continued periods of service beyond the performance period, in the sole discretion of the Compensation Committee.  It is anticipated that equity awards would vest over three (3) years.

•	All equity awards made under this Plan shall be valued for such purpose at the closing price on the trading day prior to the payment date.

Separation of Employment:

•	A participant who leaves the Company voluntarily, is dismissed for Cause (as defined in the Omnibus Plan), or is terminated by the Company shall forfeit all rights to his/her current-year award.

•
A participant who separates employment because of death, Disability, retirement or Change in Control (Disability and Change in Control have the same meanings as in the Omnibus Plan) shall remain eligible for a current-year award.  In the event of a participant’s termination in connection with a Change in Control or retirement from the Company prior to the end of a fiscal year, the Compensation Committee shall have discretion to award the participant a full or pro-rata share of his or her current-year award.  In the case of a participant’s death, any payments shall be made to the participant’s estate.

o	Upon any separation as described above, any and all awards for the current year shall be at the sole discretion of the Compensation Committee.

Eligibility

•	It is anticipated that all executive officers and all other officers at or above the level of Vice President shall be eligible to participate in the Plan.

•	The Board may add or remove employees in the Plan at any time without prior notice.

General Requirements:

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Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or effect the right of the Company to relocate, change positions, or dismiss any employee.

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The Compensation Committee reserves the right, in its sole discretion, to make adjustments to the Plan or to individual awards when it believes the integrity, purpose and fairness of the Plan would be better served.  Any decisions of the Board shall be conclusive and binding on all parties.

•	It is intended that the Plan be ongoing, however, it may be necessary for the Board to amend or terminate the Plan at any time without prior notification.

•	This Plan will be in effect starting January 1, 2012.

•	For subsequent years, the Plan must be reviewed and approved or amended by the Compensation Committee at the beginning of each fiscal year.

•
To the extent the Company is subject to any tax deduction limits under Section 162(m) of the Internal Revenue Code, this Plan is intended to comply with the “performance-based compensation” requirements of Section 162(m) and will be administered and interpreted accordingly.

•
To the extent applicable, this Plan shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Plan may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this provision does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

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The Company shall have the authority, duty, and power to withhold from any award under this Plan the amount of any applicable federal, state, and local tax required to be withheld by the Company pursuant to any applicable laws or regulations.

Signature:	/s/ Mark Castaneda	Date:	May 9, 2012